NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  March 10, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Files for Extension of 10-K Filing Date

Also Sets New Date for Earnings Release and Earnings Conference Call

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has filed an extension notification with the SEC for its Annual Report on Form 10-K until March 31, 2005 to allow it additional time to complete the preparation of its consolidated financial statements and the additional work required to complete management's assessment of internal controls over financial reporting in accordance with Section 404 of Sarbanes-Oxley and the rules of the Public Company Accounting Oversight Board.  By extending the filing, the Company expects to be able to file its complete Annual Report on Form 10-K by March 31, 2005.  Management of the Company also reported that as of the date of the SEC filing it had identified no material weaknesses (as defined in the Public Company Accounting Oversight Board Accounting Standard No. 2) in its internal controls over financial reporting.

Because of the delay in filing the Form 10-K, the Company has also rescheduled its earnings release and its earnings conference call until March 31, 2005.  Steve Williams, Chief Executive Officer, and Darwin Stump, Chief Financial Officer, will host the conference call to discuss the results and be available for questions. Interested parties can join the call by following the instructions below.

What:     Petroleum Development Fourth Quarter Earnings Conference Call

When:    Thursday, March 31, 2005 at 11:00 a.m. Eastern Standard Time

Where:   www.petd.com

How:       Live on the Internet - log on to the web address above or call (877) 407-8033 (Passcode 235468) for telephone participation.

Contact: Steve Williams, Petroleum Development Corporation, (800) 624-3821 E-mail: petd@petd.com

Please go to the website at least 15 minutes prior to the call and register, download and install any necessary audio software. If you are unable to listen to the live broadcast, an outline rebroadcast will be available shortly after the conclusion of the call.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597